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                     [Andrews & Kurth L.L.P. Letterhead]
                                                                     EXHIBIT 8.1



                                         November 5, 1997

       U.S. Timberlands Company, L.P.
       6400 Highway 66
       Klamath Falls, Oregon 97601
                                         Tax Opinion

       Gentlemen:

            We have acted as special counsel to U.S. Timberlands Company, L.P, a Delaware limited partnership (the "Partnership"), in connection with the offering of up to 8,577,487 common units representing limited partner interests ("Common Units") in the Partnership pursuant to the Registration Statement on Form S-1 of the Partnership (Registration No. 333-32811) relating to the Common Units (the "Registration Statement").

            All statements of legal conclusions contained in the discussion under the caption "Tax Considerations" in the prospectus included in the Registration Statement, unless otherwise noted, reflect our opinion with respect to the matters set forth therein.

            In addition, based on the foregoing, we are of the opinion that the federal income tax discussion in the prospectus included in the Registration Statement with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact of the Partnership and its general partners, included in such discussion, as to which we express no opinion).

            We hereby consent to the references to our firm and this opinion contained in the prospectus included in the Registration Statement.

                                           Very truly yours,



                                           Andrews & Kurth L.L.P.